EXHIBIT 1.0

Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

April 3, 2006
File:  100-

FILED VIA SEDAR

British Columbia Securities
Alberta Securities Commission
Commission d'accès à l'information
Manitoba Securities Commission
Ontario Securities Commission

Attention:  Statutory Filings

Re:  Material Change Report - $15.125 Million Flow-through Private Placement

Please see attached Material Change Report.

We trust you will find the enclosed to be in order.  However, should you require anything further, please do not hesitate to advise the writer.

Yours very truly,

AURIZON MINES LTD.

(Signed)
Julie A. Stokke Kemp
Corporate Secretary

Enclosure(s)

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.

Name and Address of Company:

AURIZON MINES LTD.
Suite 900 - 510 Burrard Street
Vancouver, BC
V6C 3A8

Item 2.

Date of Material Change:

March 30, 2006

Item 3.

News Release

News release issued pursuant to section 7.1 of National Instrument 51-102 on
March 30, 2006, via CCN Matthews - Canada Distribution (copy attached).

Item 4.

Summary of Material Change

Aurizon Mines Ltd. has completed a $15.125 million flow-through private placement financing offered through a syndicate of agents led by Wellington West Capital Markets Inc. and including Dundee Securities Corporation, National Bank Financial Inc., BMO Nesbitt Burns Inc., and Orion Securities Inc.  The Company issued 5.5 million flow-through common shares, at a price of $2.75 per share, for aggregate proceeds of $15.125 million.

Item 5.

Full Description of Material Change:

See news release attached hereto for full description of Material Change.

Aurizon Mines Ltd.
Material Change Report

Item 6.

Reliance on Section 7.1(2) or (3) of National Instrument 51-102:

N/A

Item 7.

Omitted Information:

None

Item 8.

Executive Officers

David P. Hall, Chairman, President & Chief Executive Officer
Ian S. Walton, Executive Vice President and Chief Financial Officer
Telephone:  (604) 687-6600
Telecopier:  (604) 687-3932

Item 9.

Date of Report

April 3, 2006

EXHIBIT LIST

99.1                 News  Release dated April 3, 2006

"Signed"

David P. Hall, President
 & Chief Executive Officer

Shares Listed: Toronto Stock Exchange - Ticker Symbol - ARZ American Stock Exchange - Ticker Symbol - AZK U.S. Registration: (File #0-22672) Form 20-F News Release Issue No. 6 - 2006	Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com

March 30, 2006
FOR IMMEDIATE RELEASE

AURIZON COMPLETES $15.125 MILLION FLOW-THROUGH FINANCING

Aurizon Mines Ltd. has completed a $15.125 million flow-through private placement financing offered through a syndicate of agents led by Wellington West Capital Markets Inc. and including Dundee Securities Corporation, National Bank Financial Inc., BMO Nesbitt Burns Inc., and Orion Securities Inc.  The Company issued 5.5 million flow-through common shares, at a price of $2.75 per share, for aggregate proceeds of $15.125 million.

Gross proceeds from the offering will be used to fund increased exploration activity at the Company's Casa Berardi Gold project and for other eligible exploration and development expenditures.

The flow-through common shares will be subject to statutory resale restrictions for a period of four months and one day from the date hereof.

The securities offered will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This press release shall not constitute an offer of securities for sale in the United States or Canada or the solicitation of an offer to buy securities in the United States or Canada, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful.

Aurizon is a Canadian-based gold exploration and development company, and owns a 100% interest in the 50 square mile, Casa Berardi Project, situated in the Abitibi region of north-western Quebec, one of the world's most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol "ARZ" and on the American Stock Exchange under the symbol "AZK".  Additional information on Aurizon and its properties is available on Aurizon's website at http://www.aurizon.com.

Not for distribution to U.S. Newswire Service or for Dissemination in the United States.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains "forward-looking statements".  These forward-looking statements include, but are not limited to, statements regarding the Company's expectations and assumptions as to future commercial production, production targets and timetables, market price of gold, strategic plans, mine operating costs, availability of financing, capital expenditures, work programs, exploration programs and mineral reserve and resource estimates and the realization of mineral reserve and resource estimates.  Forward-looking statements express, as at the date of this News Release, the Company's plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results and the Company does not intend, and does not assume any obligation to update these forward-looking statements.   We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, the timing and amount of estimated future production, costs of production, currency fluctuations, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon's Revised Initial Annual Information Form and the NI 43-101 Technical Report dated October 26, 2005, prepared by Roscoe-Postle & Associates Inc. filed with the Securities Commission of the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec, and in Aurizon's Annual Report on Form 20-F filed with the United States Securities and Exchange Commission.  These documents are available on Sedar at www.sedar.com and on Edgar at www.sec.gov/.